Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact

Extreme Networks Public Relations

Greg Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS ANNOUNCES LEADERSHIP TRANSITION

President and CEO, Gordon Stitt to Retire Upon Appointment of Successor

SANTA CLARA, Calif., May 12, 2006 – Extreme Networks®, Inc. (Nasdaq: EXTR) today announced that its President and Chief Executive Officer, Gordon Stitt plans to retire during the 2006 calendar year after 10 years in the position. The Board of Directors has formed a search committee, led by an independent director, to search for and select a new CEO. Mr. Stitt will be active in finding his replacement, and will continue to lead the company until that replacement is found. Upon the appointment of a new CEO, Mr. Stitt will assume the position of Chairman of the Board of Directors.

“Gordon has been with Extreme Networks since day one and has built a remarkable global organization,” said Mike West, Extreme’s Chairman of the Board. “He has guided the Company from inception, through incredible growth, built a tremendous base of world-class customers and led with grace through some great challenges. We are well positioned to recruit an outstanding CEO to build on our success, and Gordon’s on-going guidance and continuing role as Chairman of the Board will ensure a seamless transition.”

Extreme Networks, Inc.

Extreme Networks is the leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data over wired and wireless infrastructures while delivering high-performance and advanced security features. For more information, please visit http://www.extremenetworks.com

Except for the historical information contained herein, the matters set forth in this press release, including without limitation the performance, functionality and scalability of Extreme Networks’ products are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date. Because such statements deal with future events, they are subject to risks and uncertainties, including network design, actual product performance, and use of the products in different environments and configurations. We undertake no obligation to update the forward-looking information in this release. Other important factors which could cause actual results to differ materially are contained in the Company’s 10-Qs and 10-Ks which are on file with the Securities and Exchange Commission (http://www.sec.gov).

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.